Exhibit 99.1

March 25, 2010
For Immediate Release

Scientific Learning Announces Listing Transfer to NASDAQ Global Market

Oakland, CA, March 25, 2010 – Scientific Learning Corporation (NASDAQ: SCIL) announced today that it has received approval from the NASDAQ Stock Market Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Capital Market to the NASDAQ Global Market. The Company's common stock will be transferred to the NASDAQ Global Market at the opening of business on March 29, 2010.

The NASDAQ Global Market operates in substantially the same manner as the NASDAQ Capital Market. The Company's trading symbol will remain "SCIL" and trading of the Company's stock will be largely unaffected by this change. The NASDAQ Global Market consists of over 1,450 companies that have applied for listing, having met and continue to meet stringent financial and liquidity requirements and agree to adhere to NASDAQ’s specific corporate governance standards.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit http://www.scientificlearning.com/ or call toll-free 888-358-0212.

Media Contact:	Investor Contact:
Jessica Lindl	Bob Feller
Vice President of Marketing and	Chief Financial Officer
Product Management	Scientific Learning Corporation
Scientific Learning Corporation	(510) 625-2281
(510) 625-6784	investorrelations@scilearn.com
jlindl@scilearn.com